                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12

                               EXIDE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

--------------------------------------------------------------------------------
                            PROXY STATEMENT FOR THE
                               EXIDE CORPORATION
                      2000 ANNUAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------

                               Exide Corporation
--------------------------------------------------------------------------------
                                645 Penn Street
                          Reading, Pennsylvania 19601

                                 July 11, 2000

Fellow Stockholders:

   It is my pleasure to invite you to Exide Corporation's 2000 Annual Meeting of Stockholders.

                ----------------------------------------------
                ----------------------------------------------

                  Date:      August 10, 2000

                  Time:      10:00 a.m.

                  Place:     Lincoln Plaza Hotel
                             100 North Fifth Street
                             Reading, Pennsylvania 19601

                ----------------------------------------------
                ----------------------------------------------

   At our Annual Meeting, you will have the opportunity to vote to:

  .  Elect our directors; and

  . Ratify the appointment of PricewaterhouseCoopers LLP as Exide's independent certified public accountants for the fiscal year ending March 31, 2001.

   In addition to the formal items of business, we will review the major developments of fiscal 2000 and answer any questions that you may have about Exide or its activities. We will also transact any other business that properly comes before the meeting or any adjournment or postponement thereof.

   This letter is your notice of the Annual Meeting and is being sent to stockholders of record as of the close of business on July 7, 2000, who are the only holders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

   It is important that your shares be represented at the meeting. Please sign, date and return the enclosed proxy card in the enclosed envelope, even if you plan to attend the meeting. If you do attend the meeting, you may personally vote, which will revoke your signed proxy. You may also revoke your proxy at any time before the meeting by following the instructions in the proxy statement.

   We look forward to seeing you at the meeting.

                                          By order of the Board of Directors,

                                          John R. Van Zile
                                          Secretary

                            PROXY STATEMENT FOR THE
                               EXIDE CORPORATION
                      2000 ANNUAL MEETING OF STOCKHOLDERS
-------------------------------------------------------------------------------

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

About this Proxy Statement

   We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2000 Annual Meeting of Stockholders. This proxy statement summarizes the information, which you will need in order to make an educated vote at the Annual Meeting. However, you need not attend the Annual Meeting in order to vote your shares. You may instead simply complete, sign and return the enclosed proxy card to register your vote.

   We sent this proxy statement and the enclosed proxy card on July 11, 2000 to all stockholders who owned shares of our common stock at the close of business on July 7, 2000, who are the only stockholders entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a list of our stockholders will be open for examination at our headquarters by any stockholder for any reason relating to the meeting. As of the record date, there were 21,499,795 shares of our common stock outstanding.

Number of Votes

   Each share of our common stock entitles you to one vote on each proposal at the Annual Meeting. The enclosed proxy card indicates the number of shares of our common stock that you own.

The Quorum Requirement

   At the Annual Meeting, inspectors of election will determine whether there is a quorum present. A quorum is required to conduct any business at the meeting. For a quorum to be present, the holders of a majority of the outstanding shares of common stock must be present in person or by proxy. If you mark your proxy card "withhold" or "abstain," or if your proxy is held in street name by your broker and it is not voted on all proposals, your proxy will nonetheless be counted as present for purposes of determining a quorum.

Voting By Proxy

   Whether or not you plan to attend the Annual Meeting, please complete, sign and date, and return the enclosed proxy card in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

   If you fill out your proxy card properly and return it in time to vote, your proxy will vote your shares as you have directed. If you sign the proxy card but do not make any specific indications of how you wish to vote, your proxy will vote your shares:

  .  "FOR" the election of the director nominees; and

  . "FOR" ratifying the appointment of PricewaterhouseCoopers LLP as Exide's independent certified public accountants for the fiscal year ending March 31, 2001.

   If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his best judgement. We know of no matters to be addressed at the Annual Meeting beyond those described in this proxy statement.

Revoking Your Proxy

   If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in the following ways:

   .  You may send in another proxy card with a later date.

   .  You may notify our Corporate Secretary in writing before the Annual
Meeting.

   .  You may attend the Annual Meeting and vote in person.

Voting In Person

   If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on July 7, 2000, the record date for voting.

Approving the Proposals

  Proposal I: Electing Directors

   At the Annual Meeting, the director nominees receiving a plurality of the votes cast in person or by proxy will be elected. If you are present and do not vote, or if you send in your proxy marked "withheld," your vote will have no impact on the election of those directors as to whom you have withheld votes.

  Proposal II:   Ratifying the Appointment of PricewaterhouseCoopers LLP as
                 Exide's Independent Certified Public Accountants for the
                 Fiscal Year Ending March 31, 2001

   In order to be approved, all other matters to be voted on, including ratifying the appointment of independent accountants, require the affirmative vote of a majority of the shares entitled to vote at the meeting, cast either in person or by proxy. Abstentions may be specified on the proposal to ratify the appointment of the independent auditors. If you attend the meeting but do not vote, or if you send in your proxy marked "abstain," your abstention will have no impact on the ratification of the appointment of the independent accountants.

The Effect of Broker Non-Votes

   Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received voting instructions from beneficial owners. Consequently, brokers holding shares of common stock in street name who do not receive voting instructions are entitled to vote on the election of directors of Exide and ratification of the appointment of the independent auditors.

The Cost of Soliciting Proxies

   Exide will pay all of the costs of soliciting these proxies, including the cost of mailing the proxy solicitation material. In addition, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. Exide will not compensate these directors and employees additionally for this solicitation, but Exide may reimburse them for any out-of-pocket expenses, which they incur in the process of soliciting the proxies. We will arrange for brokers and other custodians, nominees and fiduciaries to forward the solicitation materials to their principals, and Exide will reimburse them for any out-of-pocket expenses, which they reasonably incur in the process of forwarding the materials.


                                   PROPOSALS

   The Board of Directors is soliciting your vote with respect to both of the following proposals. We do not expect any other matters to come before the meeting; however, if another matter is voted upon, your proxy will vote your shares in accordance with his best judgment. The Board of Directors recommends that you vote "FOR" both of the following proposals:

                           I. ELECTION OF DIRECTORS

   The directors to be elected at this meeting will serve until the next annual meeting or until their successors are elected. Each of the nominees for election as a director has agreed to serve if elected. In the event that any nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card. Nominees receiving a plurality of votes of shares of common stock present in person or by proxy at the meeting will be elected as directors.

   The following table sets forth certain information with respect to each nominee.

          Name           Age            Principal Occupation and Directorships
          ----           --- ------------------------------------------------------------
Robert A. Lutz..........  68 Chairman and Chief Executive Officer of Exide since December
                             1998 and a member of the Office of the Chairman since May
                             2000. Mr. Lutz also served as President of Exide Corporation from December 1998 through May 2000. Mr. Lutz retired in
                             July 1998 as Vice Chairman of Chrysler. Previously, Mr. Lutz
                             was Chrysler's President and Chief Operating Officer
                             responsible for its car and truck operations worldwide. Mr.
                             Lutz became President of Chrysler in January 1991. Prior to joining Chrysler, Mr. Lutz held senior executive and
                             operating positions with Ford, GM and BMW. Mr. Lutz is also a director of Northrop Grumman Corporation, ASCOM, a Swiss telecommunications and electronics company, Silicon Graphics
                             Incorporated and Kepner-Tregoe.

Francois J. Castaing....  55 Director of Exide since March 1999. Mr. Castaing is
                             President of Castaing & Associates, an automotive industry consulting firm. Mr. Castaing began consulting shortly after his 1997 retirement from Chrysler where he served since 1987 in several executive positions, including Vice President of
                             Vehicle Engineering and Executive Vice President.

Lynne V. Cheney.........  58 Director of Exide since February 2000. Ms. Cheney has been a
                             Senior Fellow at the American Enterprise Institute for
                             Public Policy Research since 1993. From 1986 until 1993 Ms.
                             Cheney was Chairman of the National Endowment for the
                             Humanities. Ms. Cheney is also a director of the Lockheed
                             Martin Corporation, Reader's Digest Association, Inc.,
                             American Express/IDS Mutual Fund Group, and Union Pacific
                             Resources Group, Inc.

John A. James...........  58 Director of Exide since March 1999. Mr. James is Chairman of the Board and Chief Executive Officer of The O-J Group, a
                             group of transportation-related companies which he co-
                             founded in 1971. Mr. James is also a director of the
                             Hartford Development Foundation and a member of the National
                             Association of Black Automotive Suppliers.

Jody G. Miller..........  42 Director of Exide since December 1999. Ms. Miller is a
                             Venture Partner with Maveron, LLC, a Seattle-based venture capital firm, which she joined in February 2000. Before
                             joining Maveron, from 1995 until January 1999, Ms. Miller
                             served in several senior executive positions with Americast, a digital video and interactive services partnership between
                             Ameritech, BellSouth, GTE, SNET and the Walt Disney Company.
                             While at Americast, Ms. Miller served as Acting President
                             and Chief Operating Officer, Executive Vice President and
                             Senior Vice President for Operations. Ms. Miller also served in the White House as special assistant to the President
                             from 1993 to 1995, where she was involved with matters as
                             diverse as healthcare, welfare reform and NAFTA.

Heinz C. Prechter.......  58 Director of Exide since March 1999. Mr. Prechter is Chairman of Prechter Holdings, a holding company he founded in 1965 that owns various manufacturing companies, one of which is a supplier of the automobile industry. Mr. Prechter is also
                             the Founding Chairman and Director of ASC, Inc., an
                             automotive sunroof company. Mr. Prechter is also a director of Budd Company and Comerica Incorporated.

John E. Robson..........  70 Director of Exide since March 1999. Mr. Robson is a Senior
                             Advisor with Robertson Stephens, an investment-banking firm he joined in 1993. From 1989 to 1993, Mr. Robson served as
                             Deputy Secretary of the United States Treasury. Mr. Robson
                             also served previously as President and CEO of GD Searle, a global pharmaceutical company, and as Dean of Emory
                             University's School of Business Administration. Mr. Robson
                             is also a director of ProLogis Trust, a global provider of distribution services and facilities, Pharmacia Corporation and Northrop Grumman Corporation.

Committees of the Board of Directors

Compensation Committee

   The Compensation Committee is responsible for reviewing and approving executive remuneration, supervising the administration of Exide's compensation plans, and ensuring the link between executive compensation and both the performance of the organization and the creation of stockholder value. The Compensation Committee met six times during fiscal 2000. Mr. Prechter serves as Chairman and Mr. Castaing and Ms. Miller are members.

Audit Committee

   The Audit Committee is responsible for reviewing the accounting and financial controls and recommending to the board which independent certified public accountant should be selected to conduct the annual audit. The Audit Committee met six times during fiscal 2000. Mr. Robson serves as Chairman and Ms. Miller and Mr. Prechter are members. A copy of the Audit Committee's charter, adopted May 15, 2000, is attached to this proxy statement as Annex A.

Nominating and Governance Committee

   The Nominating and Governance Committee is responsible for recommending nominees for the board, evaluating director performance, recommending board committees and membership, and reviewing corporate governance policies. The Nominating and Governance Committee will consider for nomination individuals whose names are sent to the Committee (in care of the Secretary of Exide Corporation) by stockholders in accordance with the provisions in Exide's bylaws. The Nominating and Governance Committee met three times during fiscal 2000. Mr. James serves as Chairman and Ms. Cheney and Mr. Robson are members.

Technology Committee

   The Technology Committee is responsible for reviewing new energy storage, generation and utilization technologies and how they affect the forward outlook for Exide's strategic business planning. The Technology Committee is also responsible for reviewing technology trends of the trade as new customer demands for applications in current and untapped markets emerge. The Technology Committee met three times during fiscal 2000. Mr. Castaing serves as Chairman and Messrs. James and Prechter are members.

   The Board of Directors held nine meetings during fiscal 2000. Each director attended at least 75% of the meetings of the Board of Directors and any committee on which he or she served.

Director Compensation

   Directors who are not officers or employees of Exide receive a quarterly retainer fee of $8,000, plus $2,000 for each non-telephonic board meeting they attend. Committee members receive $1,200 for one or more committee meetings in a single day. However, if the total meeting time in a single day exceeds six hours, committee members receive $2,000 for the day. Committee chairpersons receive $2,500 per quarter and $1,300 for one or more committee meetings in a single day. However, if the total meeting time in a single day exceeds six hours, committee chairpersons receive $2,000 for the day. Directors are also reimbursed their expenses for attending each meeting of the board or any committee. Our 1996 Non-Employee Director Stock Plan requires that at least 50% of such fees be paid in common stock. However, the amount paid in our common stock may increase if the director so desires. In addition, under the 1996 plan each non-employee director receives 500 shares of common stock at each annual meeting at which he or she is elected.

Stock Ownership

   The following table shows, as of July 3, 2000, information regarding beneficial ownership of common stock by Exide's directors and executive officers, certain former officers and by each person and entity that beneficially owns more than five percent of the common stock. Except as indicated in the notes to the table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Except as otherwise indicated, the address of each person listed below is the address of Exide.

                          Number of Shares
                            Beneficially
                              Owned(1)
                          -----------------
Beneficial Owner           Number   Percent
----------------          --------- -------
Robert A. Lutz (2)......    684,750   3.2%
Craig H. Muhlhauser (3).          0      *
Kevin R. Morano (4).....     10,000      *
Jack J. Sosiak (5)......     67,710      *
John R. Van Zile (6)....     24,200      *
Francois J. Castaing....      9,709      *
Lynne V. Cheney.........      3,000      *
John A. James...........      5,812      *
Jody G. Miller..........      1,230      *
Heinz C. Prechter.......      5,407      *
John E. Robson (7)......      9,983      *
All executive officers
 and directors as a
 group (14 persons).....    925,001   4.3%
James M. Diasio (8).....     80,000      *
Alan C. Johnson.........          0      *
State of Wisconsin
 Investment Board (9)...  4,210,000  19.6%
David L. Babson and
 Company Incorporated
 (10)...................  2,458,504  11.4%
Janus Capital
 Corporation (11).......  2,162,285  10.1%
Loomis, Sayles & Co.,
 L.P. (12)..............  1,969,525   9.2%
Dimensional Fund
 Advisors (13)..........  1,475,380   6.9%

--------
   *Less than 1%.
 (1) Based on 21,499,795 shares outstanding as of July 3, 2000.
 (2) Represents shares owned in trust, beneficially owned by Mr. Lutz's spouse, and 600,000 currently exercisable options to purchase common stock. Mr. Lutz also holds options to purchase 1,200,000 shares of common stock that are not currently exercisable.
 (3) Mr. Muhlhauser holds options to purchase 300,000 shares of common stock that are not currently exercisable.
 (4) Mr. Morano also holds options to purchase 150,000 shares of common stock that are not currently exercisable.

 (5) Includes currently exercisable options to purchase 16,400 shares of common stock. Mr. Sosiak also holds options to purchase 115,600 shares of common stock that are not currently exercisable.
 (6) Includes currently exercisable options to purchase 3,200 shares of common stock. Mr. Van Zile also holds options to purchase 106,800 shares of common stock that are not currently exercisable.
 (7) Includes 5,400 shares held by a living trust for the benefit of Mr. Robson and his spouse.
 (8) Represents currently exercisable options to purchase common stock.
 (9) Based solely on a Schedule 13G filed on February 10, 2000. State of Wisconsin Investment Board's address is P.O. Box 7842, Madison, Wisconsin 53707.
(10) Based solely on a Schedule 13G filed on February 1, 2000. David L. Babson's address is One Memorial Drive, Cambridge, Massachusetts 02142-1300.
(11) Based solely on a Schedule 13G filed on February 14, 2000. Janus Capital's address is 100 Fillmore Street, Denver, Colorado 80206-4923.
(12) Based solely on a Schedule 13G filed on February 2, 2000. Loomis, Sayles' address is One Financial Center, Boston, Massachusetts 02111.
(13) Based solely on a Schedule 13G filed on February 4, 2000. Dimensional Fund Advisors' address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

   This table shows information for the fiscal years 2000, 1999 and 1998 concerning compensation for Exide's chief executive officer, our other most highly compensated executive officers and two former executive officers.

                          Summary Compensation Table

                                                                      Awards
                                     Annual Compensation            Securities
                          ----------------------------------------- Underlying     All Other
Name and Principal        Fiscal             Bonus   Other Annual    Options      Compensation
Position                   Year  Salary ($) ($) (1) Compensation($)    (#)          ($) (2)
------------------        ------ ---------- ------- --------------- ----------    ------------
Robert A. Lutz..........   2000   900,000       --         --             --         21,470
 Chairman and Chief        1999   300,000       --         --       1,800,000         3,360
 Executive Officer         1998       --        --         --             --            --

Craig H. Muhlhauser.....   2000       --        --         --             --            --
 President and Chief       1999       --        --         --             --            --
 Operating Officer         1998       --        --         --             --            --

Kevin R. Morano.........   2000       --        --         --             --            --
 Executive Vice            1999       --        --         --             --            --
 President                 1998       --        --         --             --            --
 and Chief Financial
 Officer

Jack J. Sosiak..........   2000   220,000       --         --         100,000         9,310
 Executive Vice            1999   220,000       --         --             --          9,569
 President                 1998   220,000   110,000        --          10,000         9,352
 Human Resources

John R. Van Zile........   2000   190,417       --         --         100,000         8,878
 Vice President, General   1999   160,000    30,000        --             --          6,583
 Counsel and Secretary     1998   157,500    25,000     21,907(3)      10,000         6,574

James M. Diasio.........   2000   300,000       --         --         170,000(4)      7,044
 Former Executive Vice     1999   135,758       --         --          20,000         3,201
 President and Former      1998    62,500       --         --           6,000(5)        149
 Chief
 Financial Officer

Alan C. Johnson.........   2000   248,864   125,000        --         200,000(6)      9,444
 Former President and      1999       --        --         --             --            --
 Former Chief Operating    1998       --        --         --             --            --
 Officer

--------
(1) Bonus amounts shown are those accrued for and paid in or after the end of the fiscal year listed.

(2) Includes for calendar 1999 accrued contributions for the Exide Salaried Retirement and 401(k) Plan and payments for life insurance as follows:

                                                  Retirement Plan Life Insurance
                                                     Payments        Payments
                                                  --------------- --------------
   Mr. Lutz......................................     $6,400         $15,070
   Mr. Sosiak....................................     $5,455         $ 3,855
   Mr. Van Zile..................................     $8,579         $   299
   Mr. Diasio....................................     $6,400         $   644
   Mr. Johnson...................................     $8,800         $   644

(3) Includes relocation expenses of $18,886.
(4) Options covering 110,000 shares were forfeited upon Mr. Diasio's resignation.
(5) Forfeited upon Mr. Diasio's resignation.
(6) Forfeited upon Mr. Johnson's resignation.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

                                                     Number of Securities      Value of Unexercised
                                                    Underlying Unexercised     In-the-Money Options
                            Shares                   Options at FY-End (#)         at FY-End ($)
                         Acquired on     Value     ------------------------- -------------------------
          Name           Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           ------------ ------------ ------------------------- -------------------------
Robert A. Lutz..........     --           --           600,000/1,200,000               --/--
Craig H. Muhlhauser.....     --           --                 --/--                     --/--
Kevin R. Morano.........     --           --                 --/--                     --/--
Jack J. Sosiak..........     --           --            16,400/115,600                 --/--
John R. Van Zile........     --           --             3,200/106,800                 --/--
James M. Diasio.........     --           --            54,000/136,000                 --/--
Alan C. Johnson.........     --           --               0/200,000                   --/--

Option Grants in Last Fiscal Year

                                                                             Potential Realizable
                                                                           Value at Assumed Annual
                          Number of       % of                                     Rates of
                         Securities  Total Options                         Stock Price Appreciation
                         Underlying     Granted     Exercise or              for Option Term ($)
                           Options    to Employees  Base Price  Expiration ------------------------
   Name                  Granted (#) in Fiscal Year   ($/Sh.)      Date     0%     5%       10%
   ----                  ----------- -------------- ----------- ---------- ------------- ----------
Robert A. Lutz..........        --         --             --          --     --       --         --
Craig H. Muhlhauser.....        --         --             --          --     --       --         --
Kevin R. Morano.........        --         --             --          --     --       --         --
Jack J. Sosiak..........   100,000          *         11.375     8/11/09     --  715,368  1,812,882
John R. Van Zile........   100,000          *         11.375     8/11/09     --  715,368  1,812,882
James M. Diasio (1).....   120,000          *         11.375     8/11/09     --  858,441  2,175,458
Alan C. Johnson (2).....   200,000          *          11.00     8/23/09     --  830,141  2,103,740

--------
   *Less than 1%
(1) Options covering 60,000 shares were forfeited upon Mr. Diasio's resignation.
(2) Forfeited upon Mr. Johnson's resignation.

1993 Long-Term Incentive Plan

   Exide has a long-term incentive plan which it adopted in 1993. The plan permits the Compensation Committee to grant awards to key employees in the form of incentive stock options, nonqualified stock options, restricted shares of common stock or units valued on the basis of long-term performance of Exide. Stock appreciation rights may be granted with options or alone. All of the awards to date have been nonqualified stock options, none of which were accompanied by stock appreciation rights. All awards vest ratably over periods ranging from four to five years, with the maximum term of the awards ranging from five years and three months to ten years. The maximum aggregate number of shares of common stock with respect to which awards may be granted is 700,000 shares. No single employee may receive an award of more than 150,000 shares in any one fiscal year. Currently outstanding awards under the plan are 218,000 restricted shares and 482,000 stock options. No further grants will be made under this plan.

1997 Stock Option Plan

   Exide has a stock option plan which it adopted in 1997. The plan permits grants of stock options to key employees covering up to 2,000,000 shares of common stock. No single employee may receive an award of options covering more than 1,000,000 shares. The board granted 2,000,000 stock options under the plan in 1997, of which 1,355,500 remain outstanding. No further grants will be made under this plan. The exercise price for each option is $16.625, the fair market value on the date of grant. The options are subject to vesting provisions based on stock price levels and time of service and expire on June 1, 2007.

1999 Stock Incentive Plan

   Exide has a stock incentive plan which it adopted in 1999. The plan permits grants of restricted stock awards, non-qualified stock options and incentive stock options to employees, directors, consultants and advisors. Incentive stock options may be granted only to employees of Exide. All of the awards to date have been non-qualified stock options granted at an exercise price of not less than 100% of the fair market value of Exide common stock on the date of grant. Grants may be subject to vesting for additional time in service to Exide or the attainment of performance goals. The maximum aggregate number of shares of common stock with respect to which awards may be granted is 2,300,000 shares. No more than 200,000 shares may be available for award as restricted stock. No more than 500,000 shares may be granted to any individual in a calendar year. Currently outstanding awards under the plan are 1,706,667 non-qualified stock options.

Retirement Plans

   Exide Corporation sponsors the Exide Salaried Retirement and 401(k) Plan for all U.S. salaried employees. This IRS-qualified retirement plan has a voluntary and an involuntary component. For the voluntary component, participants who have completed 90 days of employment may contribute from 1% to 12% of their compensation on a pre-tax basis to the 401(k) portion of the plan. Effective January 1, 2000, Exide contributes 50% of the first 6% of the employee's pre-tax deferrals to the 401(k) portion of the plan. For the involuntary component, Exide automatically contributes 4% of total compensation annually for each eligible salaried employee who is active on the last day of the calendar year. All Exide contributions to the plan vest over a five-year period. Employees are always 100% vested in their own contributions.

1999 Annual Incentive Plan

   In 1999, Exide adopted a formal plan for the payment of annual cash incentives. The 1999 Annual Incentive Plan provides a specific structure for determining the measures and levels of performance required to provide cash incentives to executives and select senior managers. The specific performance measures are set annually based upon that year's business plan and the overall Exide strategy. The 1999 Annual Incentive Plan requires that the performance measures be related to financial performance. All awards made under the 1999 Annual Incentive Plan are contingent upon obtaining set financial results measured on a worldwide basis. In addition, actual payouts to individual participants are dependent upon performance goals that vary among groups of participants. Performance for executives is measured exclusively on worldwide results of Exide. Non-executive managers are measured on a blend of worldwide and divisional results.

   For fiscal 2000, the performance goals selected focus on immediate financial improvement. Awards for all participants in the 1999 Annual Incentive Plan are contingent upon attaining a set level of profit before tax. Individual participants' payouts are determined based upon some or all of the following measures: earnings per share, return on invested capital, cash flow, inventory turnover, receivables, profit before tax, quality and expense management. In addition, individual awards may be increased or decreased based upon individual achievement of set operational goals or at the discretion of executive management and the Compensation Committee.

   Targets under the 1999 Annual Incentive Plan range from 7% to 100% of base salary. Actual payouts can vary from 0% to 150% of target. These targets are generally expected to produce total annual cash compensation for a specific job at the median of the market place. Mr. Lutz's target is 100% of salary. He is subject to the same overall performance measure of profit before tax as all other participants. His individual performance measures are earnings per share, return on invested capital, cash flow and profit before tax, all measured on a worldwide basis. For fiscal 2000, the Compensation Committee recommended, and the Board of Directors approved, awards of 50% of target for eligible participants in our European business units who achieved their performance goals. Neither Mr. Lutz, nor our North American or corporate executives received awards in fiscal 2000.

Executive Employment Agreement

   In connection with his joining Exide, Mr. Lutz entered into an employment agreement with us. Under his employment agreement, he is paid a salary of at least $900,000 per year and may receive a bonus of up to 150% of his salary as determined by our board. In addition, Mr. Lutz received a stock option grant covering 1.8 million shares of our common stock that vests equally over a three-year period. The term of the agreement is through December 1, 2003 and it may be terminated by Mr. Lutz at any time or by Exide for cause. Mr. Lutz has agreed not to compete with us for one year after the termination of his employment.

Severance Agreement

   Effective June 2000 Exide entered into a separation agreement with James Diasio, Exide's former Executive Vice President and Chief Financial Officer. Under the agreement, Mr. Diasio agreed to provide limited consulting services to Exide through June 2003 and to assist us in litigation when we deem it necessary. Through June 2002, we agreed to pay him $300,000 annually, to continue his and his dependents' medical and dental coverage, and to provide him with the use of a company car.

Compensation Committee Report on Executive Compensation

   Under SEC rules, this Compensation Committee report is not deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filings with the SEC.

   Exide has recently engaged an outside global executive compensation consulting firm to review all elements of compensation against its new business strategy, current circumstances, external market conditions and competitive standards. The review has been completed for all executives and senior managers in North America and Europe. Planned revisions to our compensation structure include adjustments to base salaries, annual and long-term incentives. The primary objectives of the compensation plans are:

  . to attract and retain an executive and senior management team capable of improving Exide's short and long-term financial performance through development and execution of a strategy that creates stockholder value;

  . to reward key individuals for improvements in financial problem areas including operational performance and profit generation; and

  .  to motivate long-term improvement in Exide's financial results.

Base Salaries

   The base salaries of the Company's executive officers are reviewed annually and evaluated with those of similarly situated manufacturing companies. Our executives' salaries have generally been commensurate with those of other executives in comparable positions in such companies.

Annual Cash Incentives

   In July 1999, our board of directors adopted a new annual cash incentive plan, which applies to our Chief Executive Officer, his direct reports and other senior managers in North America and Europe. The annual incentive plan's immediate objectives are focused on providing a market competitive-based instrument that effectively motivates key contributors towards quickly improving overall corporate performance. The annual incentive plan is primarily a formula-driven plan based on financial performance that includes measures such as revenue, profits, expense management and improvements to balance sheet management. The incentive compensation of executives and various levels of senior managers are based on corporate, unit and individual performance measures, as appropriate. Target incentive levels have been established based on market competitive data, reporting relationships, and functional responsibility in the organization and are designed to be challenging yet attainable. For fiscal 2000, the Compensation Committee recommended, and the Board of Directors approved, awards of 50% of target for eligible participants in our European business units who achieved their performance goals. Neither Mr. Lutz, nor our North American or corporate executives received awards in fiscal 2000. See "--1999 Annual Incentive Plan."

Long-Term Incentives

   Long-term incentives are primarily made through the use of stock options granted under Exide's various stock plans. Grants have been made on the basis of individual contribution and performance. The exercise price of previously granted stock options has never been less than the fair market value of the underlying stock at the time of grant. Option holders benefit from the grant when the value of the underlying share rises above the exercise price and the stock option is exercised. The gain equals the positive difference in value between the exercise price and the fair market value of the share at the time of exercise. Stock options are widely viewed as inducements to recipients to increase stock price. The stock options granted are generally subject to vesting requirements.

   The Compensation Committee is composed only of non-employee directors and is committed to structuring executive long-term compensation programs which will significantly reward the executives if the long-term stockholder value increases as reflected by continuing share price improvement.

   Incentive programs which are both ambitious and realistic encourage participants to achieve the goals, but, if the tasks given to the executives to realize the intended benefits are unrealistic, the program will be counter-productive and will not encourage the participants to maximize their capabilities to the benefit of the Company and its stockholders. Being cognizant of this fact, the Compensation Committee has developed programs and is committed to structuring long-term executive compensation programs that are intended to significantly improve the long-term stockholder value of the Company.

Deductibility of Award Payments

   Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), sets a $1 million limit on deductions for the compensation of each executive officer. Such provision permits certain performance-based compensation to be excluded from this limit. However, the Compensation Committee has concluded that committing the Company to comply with the conditions for such exclusion in all cases would unduly limit its ability to structure appropriate bonus plans for the executive officers and determined, in light of the small deduction which might be lost, not to attempt to make all awards granted under the Company's plans comply with such conditions.

                             Compensation Committee

                             Heinz C. Prechter, Chairman
                             Francois J. Castaing
                             Jody G. Miller

                               Performance Graph

   Under SEC rules, this performance graph is not deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filings with the SEC.

   Set forth below is a graph comparing the cumulative total returns of (i) the Company's Common Stock, (ii) the Standard & Poor's 500 Composite Stock Index ("S&P 500") and (iii) the average of the common stock prices of Federal-Mogul Corporation and Standard Motor Products, Inc., which companies are automobile parts manufacturers (the "Peer Group"), from March 31, 1995 through March 31, 2000. The graph does not reflect the common stock of Echlin Inc., which had been included in the Peer Group in previous years, because Echlin common stock is no longer publicly traded. The graph assumes that $100 was invested on March 31, 1995 and that dividends were reinvested.

  Comparison of Cumulative Total Return Among Company, S&P 500 Index and Peer
                  Group From March 31, 1995 to March 31, 2000

                       [Performance graph appears here]

                                                   March 31,
                                -----------------------------------------------
                                 1995    1996    1997    1998    1999    2000
                                ------- ------- ------- ------- ------- -------
Exide Corporation.............. $100.00 $ 63.73 $ 44.80 $ 46.51 $ 30.70 $ 32.84
Peer Group..................... $100.00 $ 98.65 $121.22 $251.04 $210.31 $ 93.29
Standard & Poor's Composite
 Index......................... $100.00 $132.11 $158.30 $234.27 $277.52 $327.32

Section 16(a) Beneficial Ownership Reporting Compliance

   Due to a clerical error made by professional investment advisors to Mr. Castaing, one untimely Section 16 filing covering two transactions was made on his behalf during fiscal 2000.

   II. RATIFICATION OF SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   The Board of Directors proposes that the stockholders ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP to serve as the Company's independent certified public accountants for the 2001 fiscal year.

   On July 10, 2000, Exide's Audit Committee recommended, and its Board approved, the engagement of PricewaterhouseCoopers LLP ("PWC") as its independent auditors for the fiscal year ending March 31, 2001 to replace the firm of Arthur Andersen LLP ("AA") who were dismissed as auditors of Exide effective the same day.

   The reports of AA on Exide's consolidated financial statements for the fiscal years ended March 31, 2000 and 1999 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

   In connection with its audits for the two most recent fiscal years and through July 10, 2000, there have been no disagreements with AA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AA, would have caused AA to make reference to the subject matter of the disagreements in connection with its report on the financial statements for those years. During the two most recent fiscal years and through July 10, 2000, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

   During the two most recent fiscal years and through July 10, 2000, Exide has not consulted PWC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Exide's financial statements, and in no case was a written report provided to Exide nor was oral advice provided that PWC concluded was an important factor considered by Exide in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Regulation S-K Item 304(a)(1)(v)).

   The Board of Directors anticipates that representatives of PWC will be present at the meeting to respond to appropriate questions, and they will have an opportunity, if they desire, to make a statement.

   The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent certified public accountants for the 2001 fiscal year.

                  STOCKHOLDER PROPOSALS AND OTHER INFORMATION

   Management has no reason to believe that any other business will be presented at the Annual Meeting, but if any other business is presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy card.

   Stockholder proposals to be presented at the 2001 Annual Meeting must be received by the Company on or before March 13, 2001, for inclusion in the proxy statement relating to that meeting. Proposals should be sent to the attention of the Secretary of Exide. In addition, stockholders desiring to introduce a director nomination or other item of business at our 2001 Annual Meeting must deliver a written notice to the Secretary of Exide by May 30, 2001, and must otherwise comply with the requirements of Exide's by-laws.

                       WHERE CAN I GET MORE INFORMATION?

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

   Reports, proxy statements and other information concerning Exide can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

   Enclosed with this proxy statement is a copy of our Annual Report for the 2000 fiscal year. If you would like copies of any other recently filed documents, please direct your request to our Director of Investor Relations, Exide Corporation, 645 Penn Street, Reading, Pennsylvania 19601-4205, 1-610-378-0500. Our website is http://www.exideworld.com.

                                                                        ANNEX A

                               Exide Corporation
                            AUDIT COMMITTEE CHARTER

I.   Purpose

   The primary purpose of the audit committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its statutory and fiduciary oversight responsibilities by reviewing:

  . The financial reports and other financial information provided by the company to any governmental body or the public; the company's system of internal controls regarding finance, accounting, legal compliance and ethics; and the company's auditing, accounting and financial reporting processes generally.

  . The company's financial structure and condition; and the company's financial strategy and policies.

II.  Composition

   The Committee shall be comprised of at least three directors, all of whom have no relationship to the company that may interfere with the exercise of their independence from management and the company. Each member of the Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

III. Meetings

     The Committee shall meet at least four times annually, and call special meetings as required. The Committee shall meet at least annually with management, the Vice President of Internal Audit and the outside auditors in separate executive sessions to discuss any matters that the Committee or these persons believe should be discussed privately. In addition, the Committee shall annually and, if necessary, quarterly, discuss with the outside auditors the auditors' judgment about the quality of the company's accounting principles as applied in its financial reporting.

IV.  Audit Responsibilities

   To fulfill its audit responsibilities, the Committee shall:

Documents/Reports Review

  . Review and reassess the adequacy of the Committee charter at least annually.

  . Review the company's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the outside auditors.

  . Review with management and the outside auditors the Form 10-Q prior to its filing or prior to the release of earnings.

  . Review the regular internal reports to management prepared by the Internal Audit department, management's response, and the Internal Audit department charter.

Outside Auditors

  . The outside auditors are ultimately accountable to the Board and the Committee. The Board and the Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or to nominate the outside auditors to be proposed for shareholder approval in any proxy statement).

  .  Approve the outside auditors' scope, fees and other compensation.

  . Ensure that the outside auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the auditors and the company. Actively engage in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors. Recommend that the Board take appropriate action in response to the outside auditors' independence.

  . Periodically consult with the outside auditors out of the presence of management about internal controls, the internal audit department and the fullness and accuracy of the company's financial statements.

Financial Reporting Processes

  . Review with the outside auditors the results of the annual audit, any difficulties or disputes with management encountered during the audit, and the opinion that the auditors propose to render in connection with the company's financial statements.

  . Review with management and the outside auditors the Form 10-Q prior to its filing or prior to the release of earnings.

  . In consultation with the outside and internal auditors, review the integrity of the company's financial reporting processes.

  . Inquire about the existence, substance and appropriateness of any accounting issues, estimates and judgments made by management that had a material impact on the financial statements.

  . Review significant regulatory changes and accounting or reporting developments to assess the appropriateness, as well as the acceptability, of responses of management thereto and the impact on the financial statements.

  . Review any significant disagreements among management and the outside auditors or the Internal Audit department.

Internal Audit Department

  . Ensure direct and unrestricted access by the Vice President, Internal Audit to the Committee and management.

  . Review and appraise the activities, organizational structure, resources and independence of the Internal Audit department. Concur in the appointment, replacement, reassignment or dismissal of the Vice President, Internal Audit.

  . Periodically consult with the Vice President, Internal Audit to review the company's internal controls and such other matters as the Committee may deem appropriate.

Ethical and Legal Compliance

  . Review periodically the Code of Ethics and Business Conduct and management's actions to enforce the Code.

  . Review, with the company's counsel, any legal matter that may have a material impact on the company's financial statements, and legal compliance matters including corporate securities trading policies.

V. Finance Responsibilities

   To fulfill its finance responsibilities, the Committee shall:

Documents/Reports Review

  . Review reports by internal and external examiners, and management's responses, on items within the scope of the finance responsibilities of the Committee.

Financial Structure, Condition, Strategies and Policies

  . Review and monitor the company's financial structure, condition and strategies to ensure compatibility with the company's requirements for growth and sound operation.

  .  Review the company's dividend policy.

  . Review the company's financial risk management policies, including hedges and derivatives.

  .  Review the company's capital budget.

  . Review the company's policies related to debt ratio, coverage, cash flow and credit rating.

  . Monitor the company's relationship with its lenders and its compliance with financing agreements, including debt covenants.

  . Review the company's pension, retirement and employee stock purchase programs. Monitor and receive periodic reports from any committee or other fiduciaries appointed with respect to such programs.

  . Consult with management on acquisitions, divestitures, capital expenditure requests and other major financial transactions. Review management recommendations on all forms of major financing, including the issuance of securities, corporate borrowings and investments.

Other

  . Conduct or authorize investigations with respect to matters having to do with the company's business and affairs. The Committee may retain independent counsel, auditors, or others to assist in such investigations.

  . Perform any other activities consistent with the Committee charter, the company's certificate of incorporation and by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

Adopted May 15, 2000

                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                          & DATE IT ABOVE















--------------------------------------------------------------------------------

                               EXIDE CORPORATION

                                     PROXY

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 10, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints Robert A. Lutz, Craig H. Muhlhauser and John R. Van Zile, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Exide Corporation, a Delaware corporation (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Lincoln Plaza Hotel, 100 North Fifth Street, Reading, Pennsylvania 19601 on August 10, 2000 at 10:00 a.m. (local time) or at any adjournment or postponement thereof, as shown on the voting side of this card.


                                                                See Reverse Side

               (Continued and to be signed on the reverse side.)
--------------------------------------------------------------------------------

                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                          & DATE IT ABOVE





                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                               EXIDE CORPORATION

                                August 10, 2000





[X]  Please mark your votes as in this example.

This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominee directors and FOR Proposal 2.

1. Election of All Nominees for Director Listed Hereon.

   Nominees:  Robert A. Lutz
              Francois J. Castaing
              Lynne V. Cheney
              John A. James
              Jody G. Miller
              Heinz C. Prechter
              John E. Robson

                                            WITHHELD
                   FOR                      AUTHORITY
               all nominees                to vote for
           (except as indicated)           all nominees
                    [ ]                        [ ]

For all nominees listed hereon, except vote withheld for the following nominee(s):

               -----------------------------------------

2. Ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the 2001 fiscal year.

                    FOR        AGAINST      ABSTAIN
                    [ ]          [ ]          [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.


-------------------------     ---------------------------  Dated: ________, 2000
       (Signature)            (Signature If Held Jointly)


NOTE: This Proxy Card should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.